Exhibit 99.2

FOR IMMEDIATE RELEASE April 30, 2015

Teleflex Promotes Liam Kelly to Executive Vice President and Chief Operating Officer

WAYNE, PA -- Teleflex Incorporated (NYSE:TFX), a leading global provider of medical devices for critical care and surgery, today announced the promotion of Liam Kelly to the newly created role of Chief Operating Officer. Mr. Kelly was Executive Vice President and President of the Americas and has been in executive roles with increasing responsibilities since joining Teleflex in 2009. Prior to being named President of the Americas in early 2014, Mr. Kelly was Executive Vice President and President of the International operations. Prior to joining Teleflex, Mr. Kelly held various senior level positions at a global medical device company from 2002 to 2009.
In his new role, Mr. Kelly will be responsible for the global commercial strategy of the Company as head of the Americas, Asia Pacific and Europe, Middle East and Africa regions. Mr. Kelly’s primary focus in this new role will be managing the Company’s sales, marketing and research and development functions, and identifying opportunities for cross business investments and collaboration in these and other areas.
In announcing the promotion, Benson Smith, Chief Executive Officer, said “We are pleased to announce Liam’s promotion to the newly created position of Chief Operating Officer of Teleflex. As our industry continues to evolve Teleflex is committed to being at the forefront in organizational efficiency. Given his industry experience and significant accomplishments in his six years at Teleflex, Liam is the perfect leader for this position. He is a genuine reflection of our belief in cultivating leadership from our strong internal senior management team.”

About Teleflex Incorporated
Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Wayne, PA, Teleflex employs approximately 12,200 people and serves healthcare providers worldwide. For additional information about Teleflex please refer to www.teleflex.com.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Any forward-looking statements contained herein are based on our management's current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. These risks and uncertainties are identified and described in more detail in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

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